Exhibit 3.1

Exhibit 3.1

to Current Report on Form 8-K

of The Greenbrier Companies, Inc.

Filed with the Securities and Exchange Commission

On October 26, 2021

The Amended and Restated Bylaws of The Greenbrier Companies, Inc. are amended as follows effective March 1, 2022:

1.	Article IV, Section 2(a) is hereby deleted in its entirety and replaced with the following:

“ (a) Executive Chairman of the Board of Directors. The Executive Chairman of the Board of Directors shall preside at meetings of the Board of Directors and shall perform such additional duties and have such additional powers as the Board of Directors may designate from time to time. The Executive Chairman shall be the principal executive officer of the corporation. The Executive Chairman shall, subject to the control of the Board of Directors, have general supervision of the business of the corporation, shall be responsible for preparing the agenda for all meetings of the Board of Directors and of the shareholders, and shall perform other duties commonly incident to his or her office. The Executive Chairman shall preside at all meetings of the shareholders. The Executive Chairman shall have the power, either in person or by proxy, to vote all voting securities held by the corporation of any other corporation or entity, and to execute, on behalf of the corporation, such agreements, contracts and instruments, including, without limitation, negotiable instruments, as shall be necessary or appropriate in furtherance of the conduct of the corporation’s normal business activities. The Executive Chairman shall also perform such other duties and have such other powers as the Board of Directors may designate from time to time.”

Article IV, Sections 2(b) and (c) are hereby deleted in their entirety and replaced with the following:

“(b) President and Chief Executive Officer. The President and Chief Executive Officer shall report to the Executive Chairman. In the absence of the Executive Chairman or his or her inability to act, the President and Chief Executive Officer, if any, shall, subject to the control of the Board of Directors, perform all duties of the Executive Chairman and when so acting shall have all the power of, and be subject to all restrictions upon, the Executive Chairman. The President and Chief Executive Officer shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Executive Chairman shall designate from time to time.”